Exhibit 3.4.1

No. 321000000201606170059

Business License

Uniform Social Credit Code: 913210006087068023

Name: Jiangsu Yada Technology Group Co., Ltd

Category: Company with Limited Liabilities (sole proprietorship of a legal person)

Domicile: Yada Road, Touqiao Town

Legal Person: Liu Yongjun

Registered Capital: RMB 51,390,000

Establishment Date: Dec 5, 1991

Business Term: Dec 5, 1991 to Dec 4, 2021

Business Scope: Production and sales of Class-I and Class-II medical devices, and production of exported medical devices and Class-II 6866 medical polymer materials and products. Network system engineering; biotechnology development; production and sales of sanitary products, hardware, chemicals, dyes; sales of building materials, electromechanical equipment, electrical appliances, powder metallurgic products, packaging materials; self and agent operations of import and export businesses of the above-mentioned products and technologies (except those restricted or prohibited by the country). (Projects that are subject to approval in accordance with the law shall be carried out after being approved by relevant departments.)

Registration Authority: Yangzhou City Bureau of Administration for Industry and Commerce

Date: July 21, 2017

Enterprise Credit Information Publicity System Website: www:jsgsj.gov.cn:58888/province	Supervised by State Administration for Industry and Commerce of PRC